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                                   EXHIBIT 99


              HEALTH POWER, INC. REPORTS ITS HMO SUBSIDIARY PLACED
                    UNDER SUPERVISION BY THE OHIO DEPARTMENT
                    OF INSURANCE AND HMO SUBSIDIARY FOR SALE

         COLUMBUS, Ohio, July 15 /PRNewswire/ -- Health Power, Inc. (Nasdaq:
HPWR) today announced that effective as of July 13, 1998, the Company's HMO subsidiary, Health Power HMO, Inc., was placed under supervision by the Ohio Department of Insurance because of the subsidiary's failure to meet Ohio's minimum statutory net worth requirements for health insuring corporations. The Company also reported that its Board of Directors has authorized management to heighten efforts to divest the Company's HMO subsidiary.

         Dr. Bernard Master, Chief Executive Officer and President, commented, "Although management has previously explored the potential sale of the HMO, our Board has now publicly committed to explore all opportunities for divestiture of our HMO operations." Dr. Master went on to say, "Our Board believes that stockholder value will be best served if the Company focuses its efforts on the Company's profitable subsidiaries, CompManagement, Inc. and CompManagement Health Systems, Inc."

         Health Power, Inc. is a managed care holding company whose operating subsidiaries are Health Power HMO, Inc., CompManagement, Inc., and CompManagement Health Systems, Inc. The HMO, which is authorized to conduct business in 19 Ohio counties, provides comprehensive health care services to its members and enrollees in and around the cities of Columbus, Dayton and Cincinnati. As of July, 1998, 92% of the HMO's enrollees were participants in Ohio's Medicaid program.

         CompManagement, Inc. and its subsidiary, CompManagement Health Systems, Inc., offer claims management, medical cost containment and managed care services to employers with respect to their workers' compensation and unemployment compensation claims. CompManagement, Inc. provides its services to over 13,000 employers located in all 88 Ohio counties. CompManagement Health Systems, Inc. is a state-certified MCO and provides, among other things, claims review and processing for workers' compensation claims, bill review and payment with respect to physician and hospital charges, quality assurance programs, medical management, and cost containment services for 19,000 employers in all 88 counties in Ohio.

         Except for historical information, all other information provided in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" are subject to uncertainties which could cause actual results to differ materially from those projected or implied. The most significant of such uncertainties are described in the Company's Form 10-K, Form 8-K, and Form 10-Q and exhibits to those reports.